Exhibit 99.1

FOR MORE INFORMATION: Michael R Cox Phone 765.497.5829 mcox@bioanalytical.com

Bioanalytical Systems, Inc. Files 10-K

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WEST LAFAYETTE, Ind., January 19, 2006 -- Bioanalytical Systems, Inc. (Nasdaq: BASI) today reported that it filed its Annual Report on Form 10-K with the Securities and Exchange Commission on January 18, 2006. The Annual Report had been due on December 29, 2005, which had been extended to January 13, 2006.

The Company received a Nasdaq Staff Determination on January 18, 2006 indicating that the Company failed to comply with filing requirements for continued listing set forth in Marketplace Rule 4310(c)(14) as a result of its failure to timely file its Form 10-K, and that the Company's securities were subject to delisting. As a result of filing the Annual Report, the Company was notified by Nasdaq on January 19, 2006 that it is in compliance with the rule, and that the matter is now closed.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit http://www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.